Tonix Pharmaceuticals Holding Corp. 8-K

Exhibit 99.01

Tonix Pharmaceuticals Announces 1-for-10 Reverse Stock Split

NEW YORK, October 31, 2019 (GLOBE NEWSWIRE) -- Tonix Pharmaceuticals Holding Corp. (Nasdaq: TNXP) (Tonix or the Company), a clinical-stage biopharmaceutical company, announced today that it will effect a 1-for-10 reverse stock split of its outstanding common stock. This will be effective for trading purposes as of the commencement of trading on November 1, 2019.

The reverse stock split was previously approved by the Board of Directors of Tonix in accordance with Nevada law, under which no stockholder approval is required, and is intended to increase the per share trading price of Tonix’s common stock to satisfy the $1.00 minimum bid price requirement for continued listing on The NASDAQ Global Market (Rule 5450(a)(1)). Tonix’s common stock will continue to trade on the NASDAQ Global Market under the symbol “TNXP” and under a new CUSIP number, 890260706. As a result of the reverse stock split, every ten pre-split shares of common stock outstanding will become one share of common stock. The reverse stock split will also proportionately reduce the number of shares of authorized common stock from 150 million to 15 million shares. The reverse split will also apply to common stock issuable upon the exercise of Tonix’s outstanding warrants and stock options.

Tonix’s transfer agent, vStock Transfer LLC, which is also acting as the exchange agent for the reverse split, will provide instructions to shareholders regarding the process for exchanging share certificates. Any fractional shares of common stock resulting from the reverse stock split will be rounded up to the nearest whole post-split share and no shareholders will receive cash in lieu of fractional shares

About Tonix Pharmaceuticals Holding Corp.

Tonix is a clinical-stage biopharmaceutical company focused on discovering and developing small molecules and biologics to treat psychiatric, pain and addiction conditions. Tonix’s lead product candidate, TNX-102 SL*, is in development for posttraumatic stress disorder (PTSD), fibromyalgia, agitation in Alzheimer’s disease and alcohol use disorder (AUD).  TNX-102 SL is in Phase 3 development as a bedtime treatment for PTSD (trade name Tonmya**) and fibromyalgia, with topline data in PTSD expected in the first half of 2020.  The agitation in Alzheimer’s disease program is Phase 2 ready and the development for AUD is in the pre-Investigational New Drug (IND) application stage. Tonix is advancing two other PTSD therapeutic programs in the pre-IND stage, with different mechanisms than TNX-102 SL and designed for daytime dosing: TNX-601 (tianeptine oxalate) and TNX-1600 (a triple reuptake inhibitor). TNX-601 is in clinical formulation testing outside of the U.S and is expected to be IND-ready in 2020.  Tonix has two programs for treating addiction conditions: TNX-1300*** (double-mutant cocaine esterase) is in Phase 2 development for the treatment of cocaine intoxication and TNX-102 SL is in pre-IND development for AUD. Tonix’s preclinical pipeline includes TNX-1500 (anti-CD154), a monoclonal antibody being developed to prevent and treat organ transplant rejection and autoimmune conditions, and TNX-1700 (rTFF2), a biologic being developed to treat gastric and pancreatic cancers.  Finally, TNX-801 (live virus vaccine for percutaneous [scarification] administration) to potentially prevent smallpox and TNX-701 (undisclosed small molecule) to prevent radiation effects are being advanced as medical countermeasures to improve biodefense.

* TNX-102 SL (cyclobenzaprine HCl sublingual tablets) is an investigational new drug and has not been approved for any indication.

** Tonmya has been conditionally accepted by the U.S. Food and Drug Administration (FDA) as the proposed trade name for TNX-102 SL for the treatment of PTSD.

***TNX-1300 (T172R/G173Q double-mutant cocaine esterase 200 mg, i.v. solution) is an investigational new biologic and has not been approved for any indication.

This press release and further information about Tonix can be found at www.tonixpharma.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on Tonix's current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payor reimbursement; limited research and development efforts and dependence upon third parties; and substantial competition. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Tonix does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in the Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the Securities and Exchange Commission (the “SEC”) on March 18, 2019, and periodic reports on Form 10-Q filed with the SEC on or after the date thereof. Tonix does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Jessica Morris (corporate)

Tonix Pharmaceuticals

investor.relations@tonixpharma.com

(212) 980-9159

Scott Stachowiak (media)

Russo Partners

scott.stachowiak@russopartnersllc.com

(646) 942-5630

Peter Vozzo (investors)

Westwicke

peter.vozzo@westwicke.com

(443) 213-0505